UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): May 27, 2009
Penson Worldwide, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32878 (Commission File Number)	75-2896356 (I.R.S. Employer Identification No.)

1700 Pacific Avenue, Suite 1400, Dallas, Texas (Address of principal executive offices)	75201 (Zip Code)
Registrant’s telephone number, including area code: 214-765-1100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     As of May 27, 2009, Penson Worldwide, Inc. (“Penson”), Regions Bank, as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, certain lenders and others party thereto, entered into a First Amendment to Amended and Restated Credit Agreement (the “Amendment”). The Amendment amends the terms of the Amended and Restated Credit Agreement dated as of May 1, 2009 among Penson, Regions Bank, as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, certain lenders and others parties thereto (the “Credit Agreement”). The Amendment amends the Credit Agreement so as to designate Penson’s 8.00% senior convertible notes due 2014 (the “Notes”) as permitted indebtedness. Additionally, changes were made to certain covenants, including financial covenants, in order to accommodate the issuance and potential conversion of the Notes. The effectiveness of the Amendment is conditioned, among other things, on the satisfaction of the conditions precedent to the offering of the Notes and agreement of the Administrative Agent and Lenders to the terms of the Note offering documents.
     The information set forth in Item 3.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.
Item 3.02 Unregistered Sales of Equity Securities
     On May 28, 2009, Penson entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities Inc. and Morgan Keegan & Company, Inc. (the “initial purchasers”) under which Penson agreed to sell $50,000,000 aggregate principal amount of Notes. The offering price of the Notes to be sold to the initial purchasers is $50,000,000, excluding any issuances for over-allotments and is payable in cash. The aggregate discounts and commissions to be received by the initial purchasers is $2,375,000 (excluding any discounts or commissions payable in respect of issuances for over-allotments). The Purchase Agreement also granted the initial purchasers an option to purchase up to an additional $10,000,000 in principal amount of Notes to cover over-allotments. The closing of the sale of the Notes is expected to occur on June 3, 2009. The Purchase Agreement contains customary representations, warranties and agreements of Penson and customary conditions to closing, indemnification rights and obligations of the parties and termination provisions. A copy of the Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
     The Notes will be issued to the initial purchasers in a private placement, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and will be resold by the initial purchasers to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act. Penson will rely on these exemptions from registration based, in part, on representations made by the initial purchasers in the Purchase Agreement.
     The Notes will bear interest at a rate of 8.00% per year.
     Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date for such Notes under the following circumstances: (1) during any fiscal quarter after the fiscal quarter ending September 30, 2009 (and only during such fiscal quarter), if the last reported sale price of Penson’s common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is equal to or more than 120% of the conversion price of the Notes on the last day of such preceding fiscal quarter; (2) during the five business-day period after any five consecutive trading-day period in which the trading price per $1,000 principal amount of the Notes for each day of that period was less than 98% of the product of the last reported sale price of Penson’s common stock and the conversion rate of the Notes on each such day; (3) upon the occurrence of specified corporate transactions, including upon certain distributions to holders of Penson’s common stock and certain fundamental changes, including changes of control and dispositions of substantially all of Penson’s assets; and (4) at any time beginning on March 1, 2014. Upon conversion, Penson will pay or deliver, as the case may be, cash, shares of Penson’s common stock or a combination thereof at Penson’s election. The initial conversion rate for the Notes will be 101.9420 shares of Penson’s common stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $9.81 per share of common stock. Such conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued or additional interest. In addition, the terms of the Notes will provide that in no event will Penson issue shares upon a conversion representing 20% or more of its common stock outstanding on the date of issuance unless it has obtained stockholder approval in accordance with the listing standards of The NASDAQ Global Select Market.
     The Notes and the underlying common stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
Item 8.01 Other Events.
     Penson Worldwide, Inc. issued a press release on May 28, 2009 announcing the pricing of convertible notes.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Purchase Agreement by and among Penson Worldwide, Inc. and J.P. Morgan Securities Inc. and Morgan Keegan & Company, Inc., dated May 28, 2009

99.1	Press release, dated May 28, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENSON WORLWIDE, INC.
Date: May 29, 2009	By:	/s/ Daniel P. Son
		Name:	Daniel P. Son
		Title:	President

4